111 Airport Rd.
                                                             Warwick, RI 02889
                                                             Phone: 401-352-2300
ICOA                                                         Fax: 401-352-2323


                                                             March 7, 2006
SSJ Enterprises, LLC
Stephen Jemal, Principal

Street Search, LLC
Jeffrey Podesta, Principal


Gentlemen,

         This letter is intended to confirm our understanding of our earlier telephone conversations regarding the resolution of ICOA's obligations to SSJ Enterprises LLC and Street Search LLC as a result of SSJ Enterprises, LLC and Street Search, LLC v. ICOA, Inc., George Strouthopoulos and Erwin Vahlsing, Jr. Per our discussion, we believe that we have reached the following agreement in principle:

         In satisfaction of the judgment against ICOA, ICOA will issue SSJ and Street Search (collectively) thirty million (30,000,000) shares of ICOA common stock. ICOA agrees to prepare and file, no later than ninety
         (90) days from the date on which ICOA, SSJ, and Street Search, reach a definitive agreement with regard to the subject matter of this letter, with the SEC a registration statement on Form SB-2 for the resale by you of the abovementioned 30,000,000 shares. In addition, SSJ and Street Search (collectively) will receive, subject to certain future events, warrants to purchase twenty million (20,000,000) shares of ICOA common stock, ten million (10,000,000) of which may be exercised at five cents ($0.05), and ten million (10,000,000) of which may be exercised at seven and a half cents ($0.075). The warrants will have a term of two (2) years, and will be exercisable on a cash basis.

         We are encouraged by your willingness to endeavor to resolve this matter. We will work expediently with ICOA's counsel to prepare the appropriate documents for you to review.

         The terms and conditions set forth herein reflect our understanding of these discussions. Please confirm that we have reached an agreement in principle by returning an executed copy of this letter to us via facsimile by 10 a.m. on Wednesday, March 8.

Sincerely,

/s/ Rick Schiffmann
Rick Schiffmann
President & CEO

SSJ Enterprises, LLC                             Street Search, LLC

By:  /s/ Stephen Jemal                           By:  /s/ Jeffrey Podesta

Name: Stephen Jemal                              Name: Jeffrey Podesta

Title: Principal, SSJ Enterprises                Title: Principal, Street Search

Date: March 7, 2006                              Date: March 7, 2006